Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm and Reports to Shareholders” and to the use of our report dated December 9, 2005, which is incorporated by reference, in this Registration Statement (Investment Company Act File No. 811-07871) of TD Waterhouse Plus Funds, Inc.

/s/ ERNST & YOUNG LLP ERNST & YOUNG LLP

New York, New York
February 27, 2006